Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.amgen.com
News Release

AMGEN’S FOURTH QUARTER 2010 ADJUSTED

EARNINGS PER SHARE INCREASED 11 PERCENT TO

$1.17; FULL YEAR 2010 ADJUSTED EARNINGS PER

SHARE INCREASED 6 PERCENT TO $5.21

Fourth Quarter 2010 Revenue

Increased 1 Percent to $3.8 Billion; Full Year 2010

Revenue Increased 3 Percent to $15.1 Billion

Fourth Quarter 2010 GAAP Earnings Per Share

Increased 17 Percent to $1.08; Full Year 2010 GAAP

Earnings Per Share Increased 6 Percent to $4.79

2011 Total Revenue Expected to be in the Range of

$15.1 Billion to $15.5 Billion

2011 Adjusted Earnings Per Share Expected to be in the

Range of $5.00 to $5.20

THOUSAND OAKS, Calif. (Jan. 24, 2011) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS) of $1.17 for the fourth quarter of 2010, an increase of 11 percent compared to $1.05 for the fourth quarter of 2009. Adjusted net income increased 4 percent to $1,103 million in the fourth quarter of 2010 compared to $1,065 million in the fourth quarter of 2009.

Full year 2010 adjusted EPS were $5.21 versus $4.91 in 2009, a 6 percent increase. Full year 2010 adjusted net income increased slightly to $5,024 million versus $5,014 million in 2009.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Total revenue increased 1 percent during the fourth quarter of 2010 to $3,841 million versus $3,809 million in the fourth quarter of 2009. For the full year 2010, total revenue increased 3 percent to $15,053 million from $14,642 million in 2009.

“2010 was a strong year with approvals of Prolia and XGEVA,” said Kevin Sharer, chairman & CEO. “We delivered solid EPS growth while absorbing the impact of health care reform. Our priorities in 2011 are to make Prolia and XGEVA successes, advance and enrich our pipeline, and build value for our shareholders.”

Adjusted EPS and adjusted net income for the fourth quarter and full year 2010 and 2009 exclude, for the applicable periods, stock option expense; certain expenses related to acquisitions, impairments and restructurings and cost savings initiatives; non-cash interest expense resulting from a change in accounting for our convertible notes; the income tax benefit (expense) as a result of resolving certain non-routine transfer pricing issues with tax authorities and certain other items. These adjustments and other items are presented on the attached reconciliation tables.

On a reported basis and calculated in accordance with United States (U.S.) Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP diluted EPS were $1.08 in the fourth quarter of 2010, an increase of 17 percent compared to $0.92 in the same quarter last year. GAAP net income of $1,022 million in the fourth quarter of 2010 increased 10 percent from $931 million in the fourth quarter of 2009. For the full year 2010, Amgen’s reported GAAP EPS were $4.79, an increase of 6 percent compared to $4.51 for the full year 2009. For the full year 2010, GAAP net income increased slightly to $4,627 million versus $4,605 million for the full year 2009. GAAP net income for the fourth quarter of 2010 was positively impacted by a favorable tax settlement as a result of settling certain non-routine transfer pricing issues aggregating $113 million, partially offset by an impairment charge associated with the Company’s recently announced transaction involving its manufacturing operation in Fremont, California aggregating $118 million on a pretax basis ($74 million after tax).

Product Sales Performance

Total product sales were $3,760 million in the fourth quarter of 2010 versus $3,743 million in the fourth quarter of 2009. U.S. product sales were $2,869 million in the fourth quarter of 2010 versus $2,882 million in the fourth quarter of 2009. Fourth quarter 2010 U.S. product sales included a $65 million unfavorable impact due to U.S. health care reform. International product sales increased 3 percent to $891 million in the fourth quarter of 2010 versus $861 million in the fourth quarter of 2009. Excluding the $26 million negative impact of foreign exchange in the fourth quarter of 2010, total product sales increased 1 percent and international product sales increased 7 percent. For the year, total product

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

sales increased 2 percent to $14,660 million in 2010 versus $14,351 million in 2009. U.S. product sales increased 1 percent to $11,254 million in 2010 versus $11,135 million in the prior year. For the year, U.S. product sales included a $198 million unfavorable impact due to U.S. Health Care Reform. International product sales increased 6 percent to $3,406 million in 2010 versus $3,216 million in the prior year. Foreign exchange had no material impact on sales for the year.

Worldwide Aranesp® (darbepoetin alfa) sales decreased 2 percent to $633 million in the fourth quarter of 2010 versus $648 million in the fourth quarter of 2009. U.S. Aranesp sales decreased 1 percent to $285 million in the fourth quarter of 2010 versus $288 million in the fourth quarter of 2009, due principally to a high-teens percentage point decrease in unit demand reflecting an overall decline in the segment. The decrease was substantially offset by favorable changes in wholesaler inventories and certain changes in accounting estimates. International Aranesp sales decreased 3 percent to $348 million in the fourth quarter of 2010 versus $360 million in the fourth quarter of 2009 primarily due to foreign exchange. Excluding the impact of foreign exchange, international Aranesp sales decreased 1 percent. For the year, worldwide Aranesp sales decreased 6 percent to $2,486 million in 2010 versus $2,652 million in 2009, due principally to a mid-teens percentage point decline in U.S. unit demand.

EPOGEN® (Epoetin alfa) sales decreased 16 percent to $591 million in the fourth quarter of 2010 versus $703 million in the fourth quarter of 2009, due primarily to a high single-digit percentage point decline in unit demand and, to a lesser extent, unfavorable changes in wholesaler inventories and accounting estimates. The decrease in unit demand partially reflects a decrease in dose utilization as healthcare providers began implementing new dose regimens, partially offset by patient population growth. For the year, EPOGEN sales decreased 2 percent to $2,524 million in 2010 versus $2,569 million in 2009, due primarily to unit demand.

Combined worldwide Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim) sales increased 3 percent to $1,237 million in the fourth quarter of 2010 versus $1,202 million in the fourth quarter of 2009. Combined U.S. Neulasta and NEUPOGEN sales increased 4 percent to $914 million in the fourth quarter of 2010 versus $880 million in the fourth quarter of 2009, primarily driven by an increase in the average net sales price, and to a lesser extent, favorable changes in wholesaler inventories. Combined Neulasta and NEUPOGEN international sales were $323 million in the fourth quarter of 2010 versus $322 million in the fourth quarter of 2009. Excluding foreign exchange impact, international Neulasta and NEUPOGEN product sales increased 2 percent, reflecting growth in Neulasta primarily from continued conversion of NEUPOGEN to Neulasta, partially offset by a decline in NEUPOGEN as a result of biosimilar competition. For the year, combined worldwide Neulasta and NEUPOGEN sales increased 4 percent to $4,844 million in 2010 versus $4,643 million in 2009, principally driven by an increase in the U.S. average net sales price, and to a lesser extent, favorable changes in U.S. wholesaler inventories.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Enbrel® (etanercept) sales increased 3 percent to $939 million in the fourth quarter of 2010 versus $912 million in the fourth quarter 2009. For the year, ENBREL sales increased 1 percent to $3,534 million in 2010 versus $3,493 million in 2009. In the fourth quarter of 2010, the mid single-digit decline in unit demand, due to share declines primarily in dermatology, was offset by an increase in the average net sales price. ENBREL continues to maintain a leading position in both the rheumatology and dermatology segments.

Worldwide sales of Sensipar® / Mimpara® (cinacalcet) increased 10 percent to $188 million in the fourth quarter of 2010 versus $171 million in the fourth quarter of 2009. For the year, Sensipar / Mimpara sales increased 10 percent to $714 million versus $651 million in 2009. These sales increases were driven principally by international demand.

Worldwide sales of Vectibix® (panitumumab) increased 20 percent to $79 million in the fourth quarter of 2010 as compared to $66 million in the fourth quarter of 2009. For the year, worldwide Vectibix sales were $288 million in 2010 versus $233 million in 2009, a 24 percent increase. These sales increases were driven principally by international demand.

Worldwide Nplate® (romiplostim) sales increased 59 percent to $65 million in the fourth quarter of 2010 versus $41 million in the fourth quarter of 2009. For the year, worldwide Nplate sales increased 108 percent to $229 million in 2010 versus $110 million in 2009. These sales increases were driven by an increase in worldwide demand.

Worldwide Prolia® (denosumab) sales in the fourth quarter and for the year were $20 million and $33 million, respectively, reflecting steady progress with physicians, patients and payers in the U.S. and internationally.

Following FDA approval of XGEVATM (denosumab) on Nov. 18, 2010, U.S. sales for the fourth quarter 2010 were $8 million.

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased to 15.1 percent of sales for the fourth quarter of 2010 versus 14.3 percent of sales for the fourth quarter of 2009. This increase was driven primarily by higher inventory write-offs due to the voluntary ENBREL recall and by higher bulk material cost, partially offset by lower excess capacity charges and lower royalties.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

For 2010, cost of sales increased to 15.0 percent of sales versus 14.5 percent of sales in 2009. This increase was driven primarily by higher bulk material cost and higher inventory write-offs due to the voluntary EPOGEN, Procrit® (Epoetin alfa) and ENBREL recalls. These increases were partially offset by lower excess capacity charges and lower royalties, primarily for ENBREL.

Research & Development (R&D) expenses decreased 5 percent to $825 million in the fourth quarter of 2010 versus $864 million in the fourth quarter of 2009. This decrease was driven primarily by the $60 million licensing fee payment in the fourth quarter of 2009 associated with the Array BioPharma agreement. This decrease in licensing fees was partially offset by lower cost recoveries associated with ongoing collaborations and higher staff related costs in 2010.

For the year, R&D expenses were $2,773 million in 2010 versus $2,739 million in 2009, an increase of 1 percent. The increase was driven primarily by lower cost recoveries associated with ongoing collaborations and higher staff related costs in 2010. This was largely offset by lower licensing fees, principally associated with payments made in 2009 under the Cytokinetics and Array BioPharma agreements, and reduced denosumab clinical trial expenses in 2010.

Selling, General & Administrative (SG&A) expenses declined slightly to $1,142 million in the fourth quarter of 2010 versus $1,159 million in the fourth quarter of 2009.

For 2010, SG&A expenses increased 5 percent to $3,925 million versus $3,737 million in 2009. This increase was due primarily to higher staff related costs, higher promotional costs for Prolia and other marketed products, and higher litigation expenses.

ENBREL profit share expenses were $319 million and $1,184 million and $308 million and $1,163 million for the three and twelve months ended Dec. 31, 2010 and 2009, respectively.

The adjusted tax rate for the fourth quarter of 2010 was 15.5 percent compared to 15.9 percent for the fourth quarter of 2009. The decrease was due primarily to the full year benefit of the federal R&D credit recognized in the fourth quarter of 2010, offset by reductions in the tax provision in the fourth quarter of 2009 as a result of changes in revenue and expense mix.

For 2010, the adjusted tax rate was 18.8 percent compared to 16.9 percent for 2009. The increase in the full year adjusted tax rate was due primarily to the favorable impact in 2009 of settling IRS and California tax audits for prior years.

During the fourth quarter of 2010, Amgen repurchased approximately 20 million shares of common stock at a total cost of $1.1 billion. For 2010, Amgen repurchased approximately 66 million shares of common stock at a total cost of $3.8 billion. The Company currently has $2.2 billion remaining under its authorized stock repurchase program.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Average diluted shares for adjusted EPS for the fourth quarter of 2010 were 946 million versus 1,012 million for the fourth quarter of 2009 and 965 million for the full year 2010 versus 1,021 million for the full year 2009.

Capital expenditures for the fourth quarter of 2010 were approximately $182 million versus $144 million in the fourth quarter of 2009. For 2010, capital expenditures were $580 million versus $530 million in 2009. Operating cash flow for 2010 decreased 8 percent to approximately $5.8 billion versus approximately $6.3 billion in 2009 due primarily to timing differences in tax payments. Worldwide cash and marketable securities were $17.4 billion and adjusted outstanding debt was $13.7 billion as of Dec. 31, 2010. The Company’s adjusted outstanding debt excludes the impact of a change in accounting for the carrying values of its convertible debt. The Company’s outstanding debt presented in accordance with GAAP was $13.4 billion as of Dec. 31, 2010.

2011 Guidance

The Company expects total revenue for 2011 to be in the range of $15.1 billion to $15.5 billion. Amgen expects 2011 adjusted EPS to be in the range of $5.00 to $5.20, excluding stock option expense, certain expenses related to prior acquisitions and the non-cash interest expense resulting from a change in accounting for convertible debt.

The total impact of U.S. health care reform in 2011 is expected to be in the range of $400 million to $500 million. This includes the federal excise fee which is expected to be in the range of $150 million to $200 million.

With respect to other guidance, Amgen’s expectation for the 2011 adjusted tax rate is that it will be in the range of 19 percent to 20 percent.

The Company expects 2011 capital expenditures to be approximately $600 million.

Fourth Quarter Product and Pipeline Update

In addition to the previously announced U.S. approval of XGEVA and the top-line results from the pivotal Phase 3 study of XGEVA for the prevention of bone metastases in patients with prostate cancer (‘147 study) the Company provided the following updates:

Sensipar / Mimpara: The Company announced that based on current event rates, completion of the Phase 3 Evaluation of Cinacalcet Therapy to Lower Cardiovascular Events (EVOLVE) study in dialysis patients is now anticipated in 2012.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Motesanib: The Company announced that data from the Phase 3 MONET-1 study in non-squamous non-small cell lung cancer is expected in the first half of 2011.

Non-GAAP Financial Measures

Management has presented its operating results in accordance with GAAP and on an “adjusted” (or non-GAAP) basis for the three and twelve months ended Dec. 31, 2010 and 2009. In addition, management has presented its outstanding debt in accordance with GAAP and on an “adjusted” (or non-GAAP) basis as of Dec. 31, 2010. The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning. These non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP. Further, our reconciliations of GAAP to “adjusted” operating results, which are included on the attached tables, are presented in the format of condensed consolidated statements of income solely to facilitate a reader’s understanding of the impact of the various adjustments to our GAAP operating results, individually and in the aggregate, and are not intended to place any undue prominence on our adjusted operating results.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2009, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

About Amgen

Amgen discovers, develops, manufactures, and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks David Polk, 805-447-4613 (media) Arvind Sood, 805-447-1060 (investors)

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Three Months Ended December 31, 2010					Three Months Ended December 31, 2009
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$3,760	$—		$3,760		$3,743	$—		$3,743
Other revenues	81	—		81		66	—		66

Total revenues	3,841	—		3,841		3,809	—		3,809

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	572	(4	)(a)	568		538	(3	)(a)	535
Research and development	854	(11	)(a)	825		891	(9	)(a)	864
		(18	)(b)				(18	)(b)
Selling, general and administrative	1,156	(14	)(a)	1,142		1,180	(15	)(a)	1,159
							(6	)(f)
Amortization of certain acquired intangible assets	73	(73	)(c)	—		73	(73	)(c)	—
Other	118	(118	)(d)	—		4	(5	)(e)	—
							1	(f)

Total operating expenses	2,773	(238)		2,535		2,686	(128)		2,558

Operating income	1,068	238		1,306		1,123	128		1,251

Interest expense, net	162	(68	)(g)	94		142	(64	)(g)	78
Interest and other income, net	93	—		93		94	—		94

Income before income taxes	999	306		1,305		1,075	192		1,267
(Benefit) provision for income taxes	(23)	107	(h)	202		144	58	(h)	202
		113	(i)
		5	(j)

Net income	$1,022	$81		$1,103		$931	$134		$1,065

Earnings per share:
Basic	$1.09			$1.17		$0.93			$1.06
Diluted (l)	$1.08			$1.17	(a)	$0.92			$1.05	(a)
Average shares used in calculation of earnings per share:
Basic	940			940		1,006			1,006
Diluted (l)	946			946	(a)	1,011			1,012	(a)

(a) - (l) See explanatory notes on the following pages.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Amgen Inc.

Condensed Consolidated Statements of Income and

Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

	Year ended					Year ended
	December 31, 2010					December 31, 2009
	GAAP	Adjustments		“Adjusted”		GAAP	Adjustments		“Adjusted”
Revenues:
Product sales	$14,660	$—		$14,660		$14,351	$—		$14,351
Other revenues	393	—		393		291	—		291

Total revenues	15,053	—		15,053		14,642	—		14,642

Operating expenses:
Cost of sales (excludes amortization of certain acquired intangible assets presented below)	2,220	(15	)(a)	2,205		2,091	(12	)(a)	2,078
							(1	)(f)
Research and development	2,894	(51	)(a)	2,773		2,864	(49	)(a)	2,739
		(70	)(b)				(70	)(b)
							(6	)(f)
Selling, general and administrative	3,983	(58	)(a)	3,925		3,820	(54	)(a)	3,737
							(29	)(f)
Amortization of certain acquired intangible assets	294	(294	)(c)	—		294	(294	)(c)	—
Other	117	(118	)(d)	—		67	(33	)(e)	—
		1	(e)				(34	)(f)

Total operating expenses	9,508	(605)		8,903		9,136	(582)		8,554

Operating income	5,545	605		6,150		5,506	582		6,088

Interest expense, net	604	(266	)(g)	338		578	(250	)(g)	328
Interest and other income, net	376	—		376		276	—		276

Income before income taxes	5,317	871		6,188		5,204	832		6,036
Provision for income taxes	690	318	(h)	1,164		599	293	(h)	1,022
		151	(i)				87	(i)
		5	(j)				18	(j)
							25	(k)

Net income	$4,627	$397		$5,024		$4,605	$409		$5,014

Earnings per share:
Basic	$4.82			$5.23		$4.53			$4.94
Diluted (l)	$4.79			$5.21	(a)	$4.51			$4.91	(a)
Average shares used in calculation of earnings per share:
Basic	960			960		1,016			1,016
Diluted (l)	965			965	(a)	1,021			1,021	(a)

(a) - (l) See explanatory notes on the following pages.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings

(In millions, except per share data)

(Unaudited)

(a)	To exclude stock option expense. For the three and twelve months ended December 31, 2010 and 2009, the total pre-tax expense for employee stock options was $29 million and $124 million, respectively, and $27 million and $115 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and twelve months ended December 30, 2010 and 2009 was as follows:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
“Adjusted” diluted EPS, excluding stock option expense	$1.17	$1.05	$5.21	$4.91
Impact of stock option expense (net of tax)	(0.02)	(0.02)	(0.09)	(0.07)

“Adjusted” diluted EPS, including stock option expense	$1.15	$1.03	$5.12	$4.84

(b)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets with alternative future uses acquired with the acquisitions of Abgenix, Inc. (“Abgenix”) and Avidia, Inc. (“Avidia”).

(c)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition.

(d)	To exclude an asset impairment charge associated with our recently announced transaction involving our manufacturing operation in Fremont, California.

(e)	To exclude loss accruals or awards for legal settlements.

(f)	To exclude the expenses associated with our restructuring plan announced in August 2007 and certain additional cost savings initiatives subsequently identified.

(g)	To exclude the incremental non-cash interest expense resulting from a change in the accounting for our convertible notes effective January 1, 2009.

(h)	To exclude the tax effect of the above adjustments. The tax provision (benefit) for the adjustments between our GAAP and “Adjusted” results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including amortization of intangible assets and non-cash interest expense associated with our convertible notes, whereas the tax impact of other adjustments, including impairments, stock option expense and restructuring-related items, depends on whether the amounts are deductible in the tax jurisdictions where the asset is located or the expenses are incurred and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the above adjustments to our GAAP results for the three and twelve months ended December 31, 2010 and 2009 were 35.0% and 36.5% and 30.2% and 35.2%, respectively.

(i)	To exclude the net income tax benefit recognized as a result of resolving certain non-routine transfer pricing issues with tax authorities for prior periods.

(j)	To exclude the income tax benefit principally related to certain prior period charges excluded from “Adjusted” earnings.

(k)	To exclude the net income tax benefit resulting from adjustments to previously established deferred taxes, primarily related to prior acquisitions and stock option expense, due to changes in California tax law effective in 2011.

(l)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three months ended December 31, 2010			Three months ended December 31, 2009
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$1,022	$1,103		$931	$1,065

Shares (Denominator):
Weighted-average shares for basic EPS	940	940		1,006	1,006
Effect of dilutive securities	6	6	(*)	5	6	(*)

Weighted-average shares for diluted EPS	946	946		1,011	1,012

Diluted earnings per share	$1.08	$1.17		$0.92	$1.05

	Year ended December 31, 2010			Year ended December 31, 2009
	GAAP	“Adjusted”		GAAP	“Adjusted”
Income (Numerator):
Net income for basic and diluted EPS	$4,627	$5,024		$4,605	$5,014

Shares (Denominator):
Weighted-average shares for basic EPS	960	960		1,016	1,016
Effect of dilutive securities	5	5	(*)	5	5	(*)

Weighted-average shares for diluted EPS	965	965		1,021	1,021

Diluted earnings per share	$4.79	$5.21		$4.51	$4.91

(*)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and twelve months ended December 31, 2010 and 2009 were computed under the treasury stock method assuming that we do not expense stock options.

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AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three months ended December 31,			Year ended December 31,
	2010		2009	2010		2009
Aranesp® - U.S.	$285		$288	$1,103		$1,251
Aranesp® - International	348		360	1,383		1,401
EPOGEN® - U.S.	591		703	2,524		2,569
Neulasta® - U.S.	682		651	2,654		2,527
NEUPOGEN® - U.S.	232		229	932		901
Neulasta ®- International	236		225	904		828
NEUPOGEN® - International	87		97	354		387
Enbrel® - U.S.	875		853	3,304		3,283
Enbrel® - Canada	64		59	230		210
Sensipar® - U.S.	115		109	459		429
Mimpara® - International	73		62	255		222
Vectibix® - U.S.	31		25	115		97
Vectibix® - International	48		41	173		136
Nplate® - U.S.	34		24	129		78
Nplate® - International	31		17	100		32
Prolia® - U.S.	16		—	26		—
Prolia® - International	4		—	7		—
XGEVA™ - U.S.	8		—	8		—

Total product sales	$3,760		$3,743	$14,660		$14,351

U.S	$2,869		$2,882	$11,254		$11,135
International	891	(a)	861	3,406	(b)	3,216

Total product sales	$3,760	(a)	$3,743	$14,660	(b)	$14,351

(a)

The change in international product sales for the three months ended December 31, 2010 was negatively impacted by $26 million due to foreign exchange (including $10 million for Aranesp®, $7 million for Neulasta®/NEUPOGEN®, $4 million for Mimpara®, $4 million for Vectibix® and $3 million for Nplate®, partially offset by favorable impact of $2 million for ENBREL).

(b)

The change in international product sales for the twelve months ended December 31, 2010 was positively impacted by $8 million due to foreign exchange (including $10 million for ENBREL, $8 million for Neulasta®/NEUPOGEN® and $2 million for Aranesp®, partially offset by unfavorable impact of $5 million for Mimpara®, $4 million for Vectibix® and $3 million for Nplate®).

- MORE -

AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash, cash equivalents and marketable securities	$17,422	$13,442
Trade receivables, net	2,335	2,109
Inventories	2,022	2,220
Other current assets	1,350	1,161

Total current assets	23,129	18,932
Property, plant and equipment, net	5,522	5,738
Intangible assets, net	2,230	2,567
Goodwill	11,334	11,335
Other assets	1,271	1,057

Total assets	$43,486	$39,629

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,082	$3,873
Current portion of convertible notes	2,488	—

Total current liabilities	6,570	3,873
Convertible notes	2,296	4,512
Other long-term debt	8,578	6,089
Other non-current liabilities	2,098	2,488
Stockholders’ equity	23,944	22,667

Total liabilities and stockholders’ equity	$43,486	$39,629

Shares outstanding	932	995

- MORE -

AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Amgen Inc.

Reconciliation of GAAP Debt Outstanding to “Adjusted” Debt Outstanding

(In millions)

(Unaudited)

	December 31, 2010
	GAAP	Adjustments for accounting standard		“Adjusted”
Total debt outstanding	$13,362	$299	(a)	$13,661

(a)	To exclude the impact of adopting an accounting standard on January 1, 2009 that changed the method of accounting for our convertible notes.

- MORE -

AMGEN’S FOURTH QUARTER ADJUSTED EPS INCREASED 11 PERCENT

TO $1.17; FULL YEAR ADJUSTED EPS INCREASED 6 PERCENT TO $5.21

Amgen Inc.

Reconciliation of GAAP Earnings Per Share Guidance to “Adjusted”

Earnings Per Share Guidance for the Year Ending December 31, 2011

(Unaudited)

2011
GAAP earnings per share (diluted) guidance	$4.63 - $4.85
Known adjustments to arrive at “Adjusted” earnings*:
Amortization of acquired intangible assets, product technology rights (a)	0.19
Incremental non-cash interest expense (b)	0.09
Stock option expense (c)	0.06 - 0.08
Amortization of acquired intangible assets, R&D technology rights (d)	0.01
Other (e)	0.00

“Adjusted” earnings per share (diluted) guidance	$5.00 - $5.20

*	The known adjustments are presented net of their related aggregate tax impact of approximately $0.22 to $0.23 per share.

(a)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition.

(b)	To exclude the incremental non-cash interest expense resulting from a change in accounting in January 2009 related to our convertible debt.

(c)	To exclude stock option expense.

(d)	To exclude the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the Abgenix and Avidia acquisitions.

(e)	The final amounts of any further adjustments related to the recently announced business transaction involving our manufacturing operation in Fremont, California have not been determined. As a result, no adjustments are included in the table above.

Amgen Inc.

Reconciliation of GAAP Tax Rate Guidance to “Adjusted”

Tax Rate Guidance for the Year Ending December 31, 2011

(Unaudited)

2011
GAAP tax rate guidance	17.3% - 18.5%
Tax rate effect of known adjustments discussed above	1.5% - 1.7%

“Adjusted” tax rate guidance	19.0% - 20.0%